Exhibit 23.1

Fahn Kanne & Co.
Head Office
Levinstein Tower
23 Menachem Begin Road
Tel-Aviv 66184, ISRAEL
P O.B. 36172, 61361

T +972 3 7106666
F +972 3 7106660
www.gtfk.co.il

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated Apt il 14, 2010, with respect to the financial statements of Pimi Agro Cleantech, Inc. (which report expressed an unqualified opinion and contains an explanatory paragraph relating to substantial doubt about Pimi Agro Cleantech, Inc.'s ability to continue as a going concern) contained in the Registration Statement and Prospectus to be filed on April 14, 2010. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".

/s/ FAHN KANNE & CO

FAHN KANNE & CO
Certitled Public Accountants (Isr..)

Tel- Aviv, April 14, 2010